Exhibit 10.17

[LOGO APPEARS HERE]

November 30, 1997	Open Text Inc. 2201 S. Waukegan Road Bannockburn, IL 60015 USA www.opentext.com • info@opentext.com TEL: 847-267-9330 • FAX: 847-267-9332

Mr. Anik Ganguly

21700 Northwestern Highway

10th Floor

Southfield, MI 48075

Dear Anik:

We are please to offer you employment with Open Text Corporation. You have been a valued employee with Campbell Services Inc. and we would like to work with you to make the joining of these two companies what we know they can be—the new whole is greater than the sum of its parts. Please note that this offer is conditional upon the closing of the Purchase agreement between FTP and Open Text Corporation. Your employment will start on the first day after the Purchase Agreement is closed.

If you have any questions or require any clarification, please contact Beth Tarter, Vice President Human Resources.

The terms of the offer are as follows.

1. Position:	Executive Vice President, On Time or other such position to which you may be assigned from time to time.

2. Start Date:	Effective with the close of the Purchase Agreement.

3. Location:	Metropolitan Detroit Area

4. Reporting to:	Brett Newbold, President or as may be determined by the company from time to time.

5. Compensation:

Annual salary of $151,000US payable the 15th and last day of the month. You will be eligible for a bonus up to 50% of your base salary. This bonus will be based 50% on Corporate Attainment (revenue and profit goals) and 50% on Individual Objectives to be agreed upon.

Company policy is that performance reviews are conducted annually and will coincide with the anniversary of your original hire

Letter to offer to Anik Ganguly

date. Salary increases are not automatic, and are dependent on individual performance.

6. Stock Options:

You will be eligible for options on 25,000 shares of Open Text stock, pending approval by the Board of Directors. The price at which these options will be made available to you is the closing price of the shares on the NASDAQ exchange on your hire date. These options will vest over the four (4) year period in equal amounts of 6,250 shares commencing one (1) year from your date of hire. These options will vest immediately in the event of the sale or change of control of Open Text Corporation.

7. Benefits:

You will be entitled to participate in the Open Text Inc. insurance plans effective with your date of hire. You are required to complete and return, on a timely basis, the enclosed enrollment form in order to participate in these insurance plans. These benefits include Life Insurance, Long Term Disability, Medical and Dental insurance, a Flexible Spending Account and the 401(k) Plan with enrollment at the start of the next quarter. If you enroll, the Flexible Spending Account will be effective January 1, 1998.

8. Vacation:	You will be entitled to three weeks (15 days) vacation in accordance with Company policy.

9. Confidentiality, Non-Solicitation & Disclosure:	This offer is contingent upon your signing the enclosed Confidentiality, Non-Solicitation & Non-disclosure agreement.

10. Indemnification:

The Company shall indemnify and hold you harmless to the extent provided in its then-current Articles of Organization or By Laws. You agree to promptly notify the Company of any actual or threatened claim arising out of or as a result of your employment with the Company.

11. Employment at Will, Severance and Termination:

As a matter of business policy, Open Text Corporation has the right to terminate your employment at will, at any time, with or without prior notice, whether such termination is with or without Cause. Since the basis of your employment is “at will”, you also have the right to terminate your employment with Open Text Corporation at any time. Any modification of this “at will” policy with respect to any employee must be in writing and signed by the President of Open Text Corporation. No policy, program, plan or benefit of Open Text Corporation shall (in any way) modify or affect Open Text Corporation’s “at will” employment policy.

If such termination occurs (other than for cause) then the Company shall pay you for six (6) months as severance payments. These severance payments shall be made to you with the regular payroll cycle and you may continue your participation in the Group Medical and Dental Insurance Plans during your severance period. You will

Letter to offer to Anik Ganguly

not be eligible to participate in Life Insurance, Long Term Disability or 401(k) Plan, as these plans require status as an active employee.

We ask that you confirm your acceptance of this offer by signing below and returning one copy to the attention of Jody Friedman, Human Resources Manager, On Time on or before noon on December 4, 1997. Please include a signed copy of the company non-competition and non-disclosure agreement.

Again, on behalf of Open Text we are pleased that we are able to offer you employment. If you have any questions about the terms of this offer, or if you require any clarification, please contact us. We look forward to the opportunity of working closely with you to achieve our mutual objectives.

Sincerely, /s/ Brett Newbold Brett Newbold President	/s/ Beth Tarter Beth Tarter Vice President Human Resources

I agree to be bound by the terms of this offer and the attached Confidentiality, Non-Solicitation and Non-Disclosure agreement.

Accepted                 /s/ Anik Ganguly                                                                          Date: 12-Jan-1998

Anik Ganguly

(General)

OPEN TEXT CORPORATION

EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

As an employee of Open Text Corporation or any related or affiliated company (the “Company”):

A.    I understand and agree that I have a responsibility to protect and avoid the unauthorized use or disclosure of confidential information of the Company; and

B.    I have a responsibility not to solicit or entice away from the Company any customer of the Company or any employee of the Company.

I.    Confidential Information.    For purposes of this Agreement, the term “confidential information” means all information that is not generally known and which I obtained from the Company, or learn, discover, develop, conceive or create during the term of my employment with the Company, and which relates directly to the business or to assets of the Company. Confidential information includes, but is not limited to: inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, processes and structures, product information, research and development information, lists of clients and other information related thereto, financial data and information, business plans and processes, and any other information of the Company that the Company informs me, or which I should know by virtue of my position or the circumstances in which I learned it, is to be kept confidential. Confidential information also includes information obtained by the Company in confidence from its vendors or its clients. Confidential information may or may not be labeled as “confidential”. If I am unsure as to whether information is “confidential”, I will ask my manager for assistance.

Confidential information does not include any information that has been made generally available to the public. It also does not include any general technical skills or general experience gained by me during my employment with the Company. I understand that the Company has no objection to my using these skills and experience in any new business venture or employment following the cessation of my employment with the Company.

I recognize and acknowledge that in the course of my employment with the Company I may obtain knowledge of confidential and proprietary information of a special and unique nature and value and I may become familiar with trade secrets of the Company relating to the conduct and details of the Company’s business. While I am employed by the Company and for a period of three years following the cessation of my employment I agree:

A.    to keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Company), and shall faithfully do all in my power to assist the Company in holding in secrecy all of the Company’s confidential information as defined above.

B.    to keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed,

November 24, 1997 General Agreement

divulged, published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Company) any and all secrets or confidential information related to the Company’s activities or affairs which I now know or which are hereafter disclosed or made known to me or otherwise learned or acquired by me, including information respecting the business affairs, prospects, operations or strategic plans respecting the Company, which knowledge I gain in my capacity as an employee of the Company and which knowledge is not publicly available or disclosed.

II.    Agreement Not to Solicit.    I agree that while I am an employee of the Company and for six (6) months thereafter that I will:

A.    not solicit or entice or attempt to solicit or entice away from the Company any of the employees of the Company to enter into employment or service with any person, business, firm or corporation other than the Company;

B.    not solicit or entice or attempt to solicit or entice away from the Company any customer or any other person, firm or corporation dealing with the Company.

III.    Return of Documents.    Upon the cessation of my employment with the Company for any reason, I agree to return to the Company all records, documents, memoranda, or other papers, copies or recordings, tapes, disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes as are in my possession or control. I acknowledge and agree that all such items are strictly confidential and are the sole and exclusive property of the Company.

IV.    General.

A.    I further represent and warrant that I have not entered into any Agreement with any previous or present employer which would prevent me from accepting employment with the Company or which would prevent me from lawfully executing this Agreement.

B.    I understand that the obligations outlined in this Agreement are the concern and responsibility of all employees of the Company. I agree to report in writing any violations of these policies to my manager or to the Vice-President of Human Resources.

C.    All the provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain binding in accordance with its terms.

D.    This Agreement and all the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and in the courts of the Province of Ontario there shall be exclusive jurisdiction to determine all disputes relating to this Agreement and all the rights and obligations created hereby. I hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

E.    I acknowledge that my employment with the Company is contingent on my acceptance and my observance of this Agreement, and that such employment is adequate

November 24, 1997 General Agreement

and sufficient consideration to bind me to all of the covenants and agreements made by me under this Agreement.

P.G. Hooton	Anik Ganguly
Print Name of Witness	Print Name of Employee

/s/ P.G. Hooton	/s/ Anik Ganguly
Signature of Witness	Signature of Employee

Date: 12/5/97

November 24, 1997 General Agreement